STOCK PURCHASE AGREEMENT


                                  among


                       THE CONTINENTAL CORPORATION,

                    THE CONTINENTAL INSURANCE COMPANY,

                   CONTINENTAL REINSURANCE CORPORATION


                                   and


                         MELLON BANK CORPORATION









                         AFCO CREDIT CORPORATION

                                CAFO INC.







                        Dated as of June 30, 1993

                            TABLE OF CONTENTS


Section                                               Page

                                ARTICLE I
                            SALE AND PURCHASE

1.1    Sale and Purchase of the Shares                 1
1.2    Closing                                         1
1.3    Certain Contingent Payments                     2
1.4    Allocation of Purchase Price                    6
1.5    Canadian Tax Matters                            6

                               ARTICLE II
                     REPRESENTATIONS AND WARRANTIES
                             OF THE SELLERS


2.1    Corporate Status and Authority                  7
2.2     No Conflicts, etc.                             8
2.3     Corporate Status of the Companies              8
2.4     The Shares                                     8
2.5     Subsidiaries                                   9
2.6     Financial Statements                           9
2.7     Absence of Undisclosed Liabilities            10
2.8     Properties, etc.                              10
2.9     Contracts                                     11
2.10    Employee Benefits                             11
2.10.1  Employment Agreements and Plan                11
2.10.2  Liabilities, Encumbrances and Tax Treatment   12
2.10.3  Compliance with Plan Provisions and
          Applicable Laws                             12
2.10.4  Retiree Welfare Benefits                      12
2.10.5  Severance Pay; Accelerated Benefits           12
2.10.6  Plan Amendment or Termination                 13
2.10.7  Labor Matters                                 13
2.10.8  Nonqualified Arrangements                     13
2.10.9  CAFO Plans                                    13
2.11    Insurance                                     13
2.12    Governmental Authorizations; Compliance
          with Laws                                   13
2.13    Litigation                                    14
2.14    Tax Matters                                   14
2.15    Absence of Changes                            16
2.16    Brokers                                       16
2.17    Environmental Matters                         17
2.18    Accurate and Complete Disclosure              17
2.19    Intellectual Property                         17


                               ARTICLE IIA
                     REPRESENTATIONS AND WARRANTIES
                             OF CONTINENTAL

2.20    Corporate Status and Authority                 18
2.21    No Conflicts, etc.                             18
2.22    Litigation                                     18


                               ARTICLE III
                     REPRESENTATIONS AND WARRANTIES
                            OF THE PURCHASER

3.1     Corporate Status and Authority                  19
3.2     No Conflicts                                    19
3.3     Litigation                                      20
3.4     Purchase for Investment                         20
3.5     Brokers                                         20


                               ARTICLE IV
                            CERTAIN COVENANTS

4.1     Obligations of the Parties                       20
4.2     Conduct of Business, etc.                        20
4.3     Access and Information                           21
4.4     Payment of Certain Taxes; Filing of Certain
            Tax Returns                                  21
4.5     Solicitation of Employees                        21
4.6     Tax Sharing Agreements; Tax Attributes           22
4.6.1   Termination of Existing
             Agreements                                  22
4.6.2   Tax Attributes                                   22
4.7     Taxes                                            23
4.7.1   Payment of Tax Liabilities                       23
4.7.2   Filing of Tax Returns                            23
4.7.3   Bridge Period                                    23
4.7.4   Audits and Other Proceedings                     24
4.7.5   Conduct of Business, Section 338 Election        25
4.7.6   Tax Refunds                                      26
4.7.7   Cooperation                                      27
4.8     Certain Pre-Closing Transactions                 27
4.8.1   Pre-Closing Dividend                             27
4.8.2   Intercompany Indebtedness                        28
4.8.3   Resignation of Directors                         28
4.8.4   Credit Support Arrangements                      28
4.8.5   Transfer of Certain Property                     28
4.9     Publicity                                        28
4.10    Covenant not to Compete                          29
4.11    Transitional Matters                             29


                                ARTICLE V
                            EMPLOYEE MATTERS

5.1     Employee Matters                                 29
5.2     Retirement Plan                                  30
5.3     Savings Plan                                     31
5.4     Welfare Plans                                    31
5.5     Executive Compensation and Benefits              34
5.6     Cessation of Participation                       34


                               ARTICLE VI
                          CONDITIONS PRECEDENT

6.1     Preamble                                         34
6.2     Conditions to Obligations of both
            Parties                                      35
6.2.1   Consents and Approvals                           35
6.2.2   No Injunction                                    35
6.3     Conditions to Obligations of the
              Sellers                                    35
6.3.1   Representations and Warranties of
              the Purchaser                              35
6.3.2   Officer's Certificate                            36
6.3.3   Opinion of Counsel                               36
6.3.4   Release From Credit Support
          and Other Arrangements                         36
6.3.5   Third Party Consents                             36
6.3.6   Real Property Transfer Tax
          Filings                                        36
6.4     Conditions to Obligations of the Purchaser       36
6.4.1   Representations and Warranties of
          the Sellers                                    36
6.4.2   Officer's Certificate                            36
6.4.3   Opinion of Counsel                               37
6.4.4   Third Party Consents                             37
6.4.5   Real Property Transfer Tax
          Filings                                        37
6.4.6   Combined Shareholders' Equity                    37

                               ARTICLE VII
                             INDEMNIFICATION

7.1    Survival of Representations and
           Warranties                                    37
7.2    Indemnification                                   37
7.2.1  By the Sellers                                    37
7.2.2  By the Purchaser                                  38
7.2.3  Indemnification Procedures                        39
7.3    Continental Guaranty                              40

                              ARTICLE VIII

DISPUTE RESOLUTION                                       41


                               ARTICLE IX

DEFINITIONS                                              42


                                ARTICLE X
                           GENERAL PROVISIONS

10.1    Modification; Waiver                             46
10.2    Entire Agreement                                 46
10.3    Termination                                      46
10.4    Expenses                                         46
10.5    Further Actions                                  46
10.6    Post-Closing Access                              46
10.7    Notices                                          47
10.8    Assignment                                       48
10.9    Counterparts                                     48
10.10   Headings                                         48
10.11   Governing Law                                    49



Exhibit A     Form of Opinion of the Purchaser's Counsel
Exhibit B     Form of Opinion of the Sellers' U.S. Counsel
Exhibit C     Form of Opinion of the Sellers' General
                Counsel
Exhibit D     Form of Opinion of Sellers' Canadian Counsel

        STOCK PURCHASE AGREEMENT, dated as of June 30, 1993, among THE CONTINENTAL CORPORATION, a New York corporation
("Continental"), THE CONTINENTAL INSURANCE COMPANY, a New Hampshire insurance corporation ("Continental Insurance"), CONTINENTAL
REINSURANCE CORPORATION, a California insurance corporation
("Continental Reinsurance", and together with Continental
Insurance, the "Sellers"), and MELLON BANK CORPORATION, a
Pennsylvania corporation (the "Purchaser"). Capitalized terms not otherwise defined are defined in Article IX hereof.

                                ARTICLE I
                            Sale and Purchase

        Section 1.1. Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing, (i) Continental Insurance will sell, transfer and deliver to the Purchaser or its nominee all the outstanding capital stock (the "AFCO Shares") of AFCO Credit Corporation, a New York corporation ("AFCO"), and (ii) Continental Reinsurance will sell, transfer and deliver to the Purchaser or its nominee all the outstanding capital stock (the "CAFO Shares", and together with the AFCO Shares, the "Shares") of CAFO Inc., a corporation incorporated under the federal laws of Canada ("CAFO", and together with AFCO, the "Companies"), and the Purchaser will deliver to the Sellers the Closing Date Purchase Price in accordance with the provisions of
Section 1.2.

        Section 1.2. Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 a.m., New York time on the first business day of the month following satisfaction of all conditions set forth in Section 6.2.1 hereof, or at such other date and time as the parties shall have agreed to in writing (the "Closing Date"). At the Closing:

        (a) each of Continental Insurance and Continental Reinsurance will deliver to the Purchaser or its nominee(s) the AFCO Shares and the CAFO Shares, respectively, free and clear of all liens, charges, pledges or encumbrances, by delivering the certificates representing such Shares, endorsed or accompanied by stock powers in favor of the Purchaser or its nominee(s); and

        (b) the Purchaser will pay $100 million (the "Closing Date Purchase Price") in cash in the amount of (i) $5 million to Continental Insurance in respect of the covenant not to compete set forth in Section
4.10 hereof, (ii) the book value of the CAFO Shares as of the Closing Date to Continental Reinsurance in respect of the CAFO Shares, and (iii) the remainder to Continental Insurance in respect of the AFCO Shares, by, at each Seller's option, (x) a bank check drawn on the Federal Reserve Bank of New York, or (y) a wire transfer of immediately available funds to a bank account designated by such Seller.

        Section 1.3. Certain Contingent Payments. In addition to the Closing Date Purchase Price, the Purchaser shall be obligated to make contingent cash payments to Continental Insurance or such affiliates of Continental Insurance as Continental Insurance shall designate (the "Continental Payee") subject to and in accordance with the following provisions:

        (a) In respect of each twelve month period immediately preceding the first five anniversaries of the Closing Date (each a "Term Year"), the Purchaser shall calculate a notional amount (the "Notional Amount") in accordance with the following formula:

        Pn = [O - (V x 1.05n)] x 1.20%

    where:

        Pn = the Notional Amount for the Term Year in respect of which such Notional Amount is being calculated;

        O = the Origination Volume for the Term Year in respect of which such Notional Amount is being calculated;

        V = the Origination Volume for the twelve month period ending on the last day of the month immediately preceding the month in which the Closing Date occurs; and

        n =  the number of Term Years elapsed since the Closing
                 Date.

        (b) The Purchaser will pay to the Continental Payee cash in an amount equal to the sum of the Notional Amounts for each of the five Term Years following the Closing Date (the "Final Payment") in accordance with the provisions of paragraphs (g) and
(h) of this Section 1.3; provided that, notwithstanding anything herein to the contrary, the Final Payment shall not be less than zero or more than $78 million.

        (c)   Within 10 days of each of the first two
anniversaries of the Closing Date, the Purchaser will pay to the Continental Payee cash in an amount equal to $2.1 million (each such payment a "Provisional Interest Payment").

        (d) Within 10 days of the third anniversary of the Closing Date, the Purchaser will pay to the Continental Payee cash in an amount equal to the excess of (i) the product of (x) 6%, times (y) the Projected Present Value of the Notional Amounts, times (z) three (the "Interim Interest Amount"), over (ii) the aggregate amount of payments made to any Continental Payee pursuant to subsection (c) above (the "Provisional Payment Amount"); provided, that if the Interim Interest Amount shall be less than the Provisional Payment Amount, the Continental Payee shall pay to the Purchaser cash in an amount equal to the difference between the Provisional Payment Amount and the Interim Interest Amount.

        (e) Within 10 days of the fourth anniversary of the Closing Date, the Purchaser will pay to the Continental Payee cash in an amount equal to 6% of the Projected Present Value of the Notional Amounts.

        (f) The Purchaser will pay to the Continental Payee cash in an amount equal to the excess of (i) the product of (x) 6%, times (y) the Present Value of the Notional Amounts, times (z) five (the "Final Interest Amount"), over (ii) the aggregate amount of payments made to any Continental Payee pursuant to subsections (c),
(d) and (e) above (the "Adjusted Payment Amount") in accordance with the provisions of paragraphs (g) and (h) of this Section 1.3; provided, that if the Final Interest Amount shall be less than the Adjusted Payment Amount, the Continental Payee shall pay to the Purchaser cash in an amount equal to the difference between the Adjusted Payment Amount and the Final Interest Amount.

        (g)   Within 30 days of the end of each of the first four
Term Years, the Purchaser will deliver to Continental Insurance a written notice (an "Interim Notice") setting forth the Purchaser's calculation of the Notional Amount for such Term Year. Within 30 days of the end of the Term Year expiring on the fifth anniversary of the Closing Date, the Purchaser will deliver to Continental Insurance a written notice (the "Final Notice") setting forth the Purchaser's calculations of the Notional Amount for such Term Year, the Final Payment, the Present Value of the Notional Amounts, the Final Interest Amount and the amount payable by or to the Purchaser pursuant to the provisions of this Section 1.3. Such Interim Notices and the Final Notice shall include such financial statements, workpapers and other supporting documentation as Continental Insurance shall reasonably request. Continental Insurance and its representatives shall have the right to review all workpapers and procedures used to prepare the Interim Notices and Final Notices and shall have the right to perform any other reasonable procedures to verify the accuracy thereof. In addition, and without limiting the foregoing, Continental Insurance shall have the right to request an audit by its independent public accountants of Purchaser's calculations set forth in the Interim and Final Notices; provided, that Continental Insurance shall not have the right to request an audit in respect of any Interim Notice unless, in its reasonable discretion, it determines that there is a reasonable basis therefor. In such event, the Purchaser shall provide to Continental Insurance's independent public accountants such access to the Purchaser's and its affiliates' (including the Companies and their Subsidiaries) books, records and personnel as shall be reasonably required in order for such independent public accountants to verify the calculations made by the Purchaser pursuant to this Section 1.3. The costs of any such audit shall be borne equally by the Purchaser and Continental Insurance.

        (h) Continental Insurance may, within 30 days after receipt of the Final Notice (the "Review Period"), give the Purchaser either
(i) written notice (an "Acceptance Notice") that it accepts the calculations set forth in the Final Notice, or (ii) written notice (an "Objection Notice") that it objects to the calculations set forth in the Final Notice and specifying the reasons therefor. The Final Notice shall become final and binding on the parties for purposes of this Agreement upon, and the Purchaser or the Continental Payee, as the case may be, shall pay to the other party the amount set forth in the Final Notice within seven days of, the earlier of (x) delivery by Continental Insurance of an Acceptance Notice, or (y) the expiration of the Review Period without delivery of an Objection Notice by Continental Insurance. If the Purchaser and Continental Insurance are unable to resolve any matter or matters in dispute within 30 days after an Objection Notice has been given, the dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by the Purchaser and Continental Insurance. Continental Insurance and the Purchaser shall, and shall cause the Companies and the Subsidiaries to, provide full cooperation to such accounting firm. Such accounting firm shall make a final and binding determination as to the matter or matters in dispute within 45 days of the submission of the matter or matters in dispute to such accounting firm. The fees and expenses of such accounting firm shall be borne equally by the Purchaser and Continental Insurance. The Purchaser and Continental Insurance agree to cooperate with each other and with each other's authorized representatives in order to resolve such dispute as soon as practicable. Any amounts owing by Purchaser or the Continental Payee, as the case may be, shall be paid to the other party within seven days of the resolution of such dispute. Any payments made by the parties pursuant to this Section 1.3 shall be made in cash at the payee's option by certified or bank check or by wire transfer in immediately available funds to a bank account designated by the payee.

        (i) The Purchaser's obligations to make the contingent cash payments set forth in this Section 1.3 may be assigned to and assumed by another person in connection with any subsequent sale of all or a substantial portion of the Business to such person; provided that prior to fulfillment of the Purchaser's obligations under this Section 1.3, the Purchaser shall consult with Continental Insurance on a confidential basis with respect to the identity of any potential purchaser or list of potential purchasers of the Business; and provided, further, that any such assignment and assumption shall be subject to Continental Insurance's prior written consent, which consent shall not be unreasonably withheld.

        (j) If prior to the fulfillment of the Purchaser's obligations under this Section 1.3 the Business or a substantial portion of the Business is discontinued or sold by the Purchaser to an unaffiliated third party without Continental Insurance's prior written consent to the assignment and assumption of the Purchaser's obligations under this Section 1.3 to such person, Continental Insurance may, at its option, notify the Purchaser in writing that it wishes to accelerate the payment of the Final Payment (the date of such notice being hereafter referred to as the "Acceleration Date"). Within 30 days of receipt of such notice, the Purchaser shall deliver to Continental Insurance a written notice setting forth the information required to be provided by the Purchaser to Continental Insurance pursuant to the second sentence of paragraph (g) above; provided, that for purposes of calculating the Present Value of the Notional Amounts and the Final Payment, the Notional Amount for the Term Year in which such notice is given and for the remaining Term Years prior to the fifth anniversary of the Closing Date shall be calculated based on the assumption that Origination Volume grew over each such Term Year at a rate equal to the greater of (x) the average rate of growth in the Origination Volume for each of the Term Years ending prior to the date of such acceleration, or (y) 6.0%; and provided, further, that the Final Interest Amount shall be equal to
(A) 6%, times (B) the Present Value of the Notional Amounts (calculated in accordance with the foregoing proviso), times (C) the number of whole or partial Term Years elapsed from the Closing Date to the Acceleration Date (including such portion of the current Term Year, expressed in decimal form, as shall be applicable). Upon delivery of such notice, the provisions of the third through seventh sentences of paragraph (g) and paragraph (h) shall thereafter apply as if the Final Payment made pursuant to this paragraph (j) were the Final Payment made pursuant to paragraph (b).

        (k) In the event that the Purchaser or any of its affiliates shall, at any time prior to the fulfillment of the Purchaser's obligations under this Section 1.3:

        (i) acquire any business entity or assets engaged in the premium finance business;

        (ii) engage in the premium finance business through any affiliate other than the Companies or the Subsidiaries;
        or

        (iii) withdraw or materially curtail the amount of financing available to the Companies and their subsidiaries as a result of a material deterioration in the credit standing of the Purchaser;

and such event results in a Material Change to the Business (as such term is defined below), then, at either party's election by delivery of a written notice to the other party (an "Adjustment Notice"), the Purchaser and Continental Insurance shall negotiate in good faith an equitable adjustment to the calculation of Origination Volume to account for any direct or indirect loss or gain in the business opportunities available to the Companies and the Subsidiaries resulting therefrom; provided, that if the parties are unable to reach agreement on such an equitable adjustment within 45 days of the delivery of an Adjustment Notice, either party may elect at any time thereafter to submit such matter to binding arbitration in accordance with the provisions of Article VIII hereof, and provided, further, that in no event shall any such adjustment increase the amount of the Final Payment to more than $78 million or decrease the amount of the Final Payment to less than zero. For purposes of this Section 1.3(k), a "Material Change to the Business" shall mean a change in the Business that causes a material change in the growth rate of the Origination Volume of the Business from the growth rate in effect immediately prior to the event which causes such material change.

        (l) Within 45 days of the end of each fiscal quarter and 60 days of the end of each fiscal year, the Purchaser shall deliver to Continental Insurance copies of unaudited consolidated interim and annual financial statements, as the case may be, for each of the Companies, which financial statements shall include a balance sheet, statement of income and retained earnings and a statement of cash flows, all prepared in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the Purchaser's obligation to deliver such financial statements shall immediately terminate if at any time Continental or any of its affiliates directly or indirectly engages, or has any ownership interest in any firm, corporation, partnership or other business entity (except as a passive investor holding a less than 5% equity interest in such business entity) that engages, in the activities constituting the Business at such time in the United States and Canada (other than as permitted in Section 4.10 hereof).

        Section 1.4.  Allocation of Purchase Price.  The
Purchaser and the Sellers agree to allocate (i) the fixed consideration under Section 1.2 hereof in accordance with the payments made pursuant to Section 1.2(b) and (ii) the contingent consideration under Section 1.3 hereof to the AFCO Shares. The Purchaser and the Sellers each agree to file all Tax Returns in accordance with such allocations and will not, without the consent of the others, take any contrary position with any government or taxing authority.

        Section 1.5. Canadian Tax Matters. (a) If a certificate issued by the Minister of Revenue Canada pursuant to Section 116(2) of the Income Tax Act (Canada) is not delivered to the Purchaser by Continental Reinsurance at or before the Closing Date, the Purchaser shall be entitled to withhold from the portion of the Closing Date Purchase Price payable in respect of the CAFO Shares the amount required to be withheld pursuant to section 116 of the Income Tax Act (Canada) with respect to the Closing Date Purchase Price (the "Withheld Amount").

        (b) If Continental Reinsurance delivers to the Purchaser prior to the 30th day after the end of the month in which the Closing Date occurs, a certificate issued by the Minister of National Revenue under Section 116(4) of the Income Tax Act
(Canada), the Purchaser shall promptly pay to Continental
Reinsurance the Withheld Amount.

        (c) If Continental Reinsurance does not deliver to the Purchaser within the specified time a certificate described in paragraph (a) or (b) above and the Purchaser has withheld the Withheld Amount, the Purchaser shall (i) remit to the Receiver General the amount required to be remitted pursuant to section 116 of the Income Tax Act (Canada) and the amount so remitted shall be credited to the Purchaser as a payment to the Purchaser on account of the Closing Date, and (ii) pay the remaining portion of the Withheld Amount, if any, to Continental Reinsurance.

        (d) All references in this Agreement to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be deemed to be made to the Income Tax Act (Canada), as now enacted or as it may from time to time be amended, reenacted or replaced, and in the case of any such amendment, reenactment or replacement, any references herein to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be read as referring to such amended, reenacted or replaced provisions.

                                ARTICLE II
              Representations and Warranties of the Sellers

        Each of the Sellers represents and warrants to the Purchaser as follows:

        Section 2.1. Corporate Status and Authority. Continental Insurance is an insurance corporation duly incorporated and validly existing under the laws of the State of New Hampshire and has the corporate power to own the AFCO Shares, and Continental Reinsurance is an insurance corporation duly incorporated and validly existing under the laws of the State of California and has the corporate power to own the CAFO Shares. Each of the Sellers has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by each Seller have been duly authorized by its Board of Directors, which constitutes all necessary corporate action on the part of such Seller for such authorization. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

        Section 2.2.  No Conflicts, etc.  (a)  Except as
otherwise set forth in this Agreement or in the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by the Sellers will not result in (i) any conflict with the charter documents or by-laws of any of the Sellers, the Companies or the Subsidiaries, (ii) any material breach or violation of or default under any statute, regulation, judgment, order or any mortgage, agreement, deed of trust, indenture or any other instrument to which any of the Sellers, the Companies or the Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) the creation or imposition of any lien, charge or encumbrance thereon, except for such liens, charges, pledges or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

        (b) No consent, approval or authorization of or filing with any governmental authority is required on the part of any of the Sellers, the Companies or the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as otherwise set forth in the Sellers' Disclosure Schedule, and (iii) filings, consents or approvals, which, if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 2.3. Corporate Status of the Companies. AFCO is a corporation duly incorporated and validly existing under the laws of the State of New York; and CAFO is a corporation existing and not dissolved under the federal laws of Canada. Each of the Companies has full corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each of the Companies is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

        Section 2.4. The Shares. (a) The authorized capital stock of AFCO consists of 2000 shares of common stock, no par value, all of which are issued and outstanding and owned by Continental Insurance, free and clear of any liens, charges or encumbrances. The authorized capital stock of CAFO consists of an unlimited number of shares of common stock, no par value, 2000 of which are issued and outstanding and owned by Continental Reinsurance, free and clear of any liens, charges or encumbrances. Subject to any Canadian governmental approvals or consents that must be obtained by the Purchaser in connection with the transfer of the CAFO Shares pursuant hereto, upon consummation of the transactions contemplated hereby, the Purchaser or its nominee(s) will acquire good title to the Shares, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or rights of others of whatever nature.

        (b) All the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Sellers' Disclosure Schedule, there are no outstanding options, warrants, conversion or other rights or other agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, any of the Sellers or the Companies of any shares of capital stock of any of the Companies, and no authorization therefor has been given.

        Section 2.5. Subsidiaries. (a) The Sellers' Disclosure Schedule lists all of the subsidiaries of the Companies (each a "Subsidiary" and collectively the "Subsidiaries") and shows for each: its name; the jurisdiction of its incorporation; its authorized and outstanding shares of capital stock of each class; the shareholders thereof; and the total number of shares owned by each shareholder. Except as otherwise set forth in the Sellers' Disclosure Schedule, all of such outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, are owned by the shareholder or shareholders indicated in the Sellers' Disclosure Schedule, and are owned free and clear of any liens, charges or encumbrances. Except as set forth in the Sellers' Disclosure Schedule, there are no outstanding options, warrants, conversion or other rights or other agreements of any kind (other than this Agreement or any shareholders' preemptive rights, if any) for the purchase or acquisition from, or the sale or issuance by, any of the Sellers, the Companies or the Subsidiaries of any shares of capital stock of any Subsidiary, and no authorization therefor has been given.

        (b) Each Subsidiary is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own or lease its properties as now conducted, owned or leased. Each Subsidiary is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

        Section 2.6. Financial Statements. There have been delivered to the Purchaser the Companies' Financial Statements. Except as otherwise set forth in the Sellers' Disclosure Schedule, the AFCO Financial Statements and the CAFO Financial Statements each present fairly the financial condition and results of operations of AFCO and CAFO, respectively, as of the dates and for the periods indicated (subject in the case of the Companies' Interim Statements to normal year-end adjustments consistent with those made in the AFCO Financial Statements and the CAFO Financial Statements, respectively) and have been prepared in accordance with generally accepted accounting principles, except as noted therein.


        Section 2.7. Absence of Undisclosed Liabilities. Except for liabilities reflected or reserved against in the Companies' Financial Statements, or reflected in the Sellers' Disclosure Schedule, and except with respect to Taxes (which are provided for in Section 2.14), the Companies and the Subsidiaries have no liabilities or obligations, except for liabilities incurred in the ordinary course of business.

        Section 2.8. Properties, etc. The Sellers' Disclosure Schedule lists all items of real property owned or leased by any of the Companies or the Subsidiaries. Except as otherwise set forth in the Sellers' Disclosure Schedule, a Company or a Subsidiary has
(a) good and valid title to the real property listed in the Sellers' Disclosure Schedule as owned by it, (b) valid and subsisting leasehold estates in the real property listed in the Sellers' Disclosure Schedule as leased by it, and (c) good and valid title to all of its tangible personal property (except for properties disposed of since the date hereof in the ordinary course of business), in each case subject to no mortgage, lien, charge, easement or encumbrance, except (i) mortgages, liens, charges, easements and other encumbrances reflected in the Companies' Finan-cial Statements, (ii) liens for taxes and assessments not due and payable or which are being contested in good faith by appropriate proceedings, (iii) as shown in title reports or other writings which have been made available to the Purchaser for review and (iv) charges, easements and other encumbrances which do not materially interfere with the current use of the properties affected thereby.

        Section 2.9.  Contracts.  The Sellers' Disclosure
Schedule lists all agreements, contracts and commitments of the following types to which any of the Companies or the Subsidiaries is a party or by which any of the Companies or the Subsidiaries or any of their respective properties is bound as of the date hereof (other than real property leases and labor or employment-related agreements, which are provided for in Sections 2.8 and 2.10, respectively, or agreements with respect to Taxes which are provided for in Section 2.14): (a) joint venture, general and limited partnership agreements, (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $500,000, (c) contracts containing any covenant not to compete or any covenant relating to the disclosure by the Company or the Subsidiaries of proprietary information, (d) contracts relating to the acquisition or disposition of assets (other than in the ordinary course of business), (e) material contracts or other arrangements with brokers and agents, (f) contracts with respect to services provided by the Sellers or any affiliate of the Sellers to the Companies or any Subsidiary, and (g) other agreements, contracts and commitments which in any case require payment by a Company or any Subsidiary within any fiscal year ending after the date hereof of more than $500,000. Complete and correct copies of all such agreements have been made available to the Purchaser for review.

        Section 2.10.  Employee Benefits.

        2.10.1. Employment Agreements and Plans. The Sellers' Disclosure Schedule lists all agreements, contracts and commitments of the following types which are maintained by any of the Sellers, the Companies or the Subsidiaries or to which any of the Sellers, Companies or the Subsidiaries is a party and which provides benefits or compensation to employees of the Companies or the
Subsidiaries: (a) employment and consulting agreements (excluding any employment or consulting agreement pursuant to which less than $100,000 or CDN $127,000 was paid in 1992 or to which less than $100,000 or CDN $127,000 is payable in 1993 or in any year thereafter), (b) collective bargaining agreements, (c) profit-sharing, pension, retirement, deferred compensation, or other plans, including each "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Pension Plans"), and (d) bonus, incentive compensation, stock option, severance, vacation, tuition assistance or reimbursement, legal services, salary continuation, medical insurance or benefits, life insurance or death benefits, travel or accident insurance or benefits, disability insurance or benefits, unemployment benefits, or other plans, including each "employee welfare benefit plan" within the meaning of Section 3(3) of ERISA. The agreements, contracts and commitments referenced in (a) through (d) are sometimes hereinafter collectively referred to as the "Plans". None of the Plans is a "multiemployer pension plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code. The Seller has provided the Purchaser true and complete copies of all written Plans; descriptions of all unwritten Plans; all related trust agreements or other funding arrangements; all summary plan descriptions, employee handbooks and material employee communications; the most recent actuarial and trust reports prepared for any such Plan; the most recent schedules attached thereto; and the most recent determination letter issued in respect of each such Plan.

        2.10.2. Liabilities, Encumbrances and Tax Treatment. No event has occurred with respect to any of the Companies or the Subsidiaries, and there exists no condition or set of circumstances with respect to the Companies or the Subsidiaries, in connection with which the Companies or the Subsidiaries are directly or indirectly, through any other trade or business (whether or not incorporated) which together with the Companies or the Subsidiaries would be deemed to be part of a "controlled group" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), subject to any liability, lien or encumbrance or loss of tax deduction with respect to any Plan (other than any Plan described in Section 2.10.9) under ERISA or the Code, or any other law, regulation or governmental order including, without limitation, ERISA
Sections 409, 502(i), 502(l), Part 6 of Title I, 4062 or 4069 or Code Sections 401(a)(29), 4971, 4972, 4975, 4976, 4977, 4978,
4978B, 4979, 4980 or 4980B or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any of the Companies or the Subsidiaries has indemnified or is required to indemnify any person against any such liability which would have a Material Adverse Effect. No material liability (other than annual premiums, all of which premiums due to date have been paid) to the Pension Benefit Guaranty Corporation has been incurred by the Companies or the Subsidiaries with respect to any Pension Plan subject to Title IV of ERISA.

        2.10.3. Compliance With Plan Provisions and Applicable Laws. With respect to each Plan (other than any Plan described in Section 2.10.9 hereof): (a) Each of the Companies and the Subsidiaries, as the case may be, have made and/or accrued all payments due from them with respect to periods ending on or prior to the date hereof; (b) no such Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived; (c) each such Plan is in material compliance with all applicable laws and regulations, including, but not limited to ERISA and the Code; (d) each such Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter and nothing has occurred since the date of such letter that would adversely affect such qualification; and (e) there is no contract or arrangement with respect to which any of the Companies or the Subsidiaries is directly or indirectly liable that would result in the payment of any amount that would not, by operation of Code Section 280G, be deductible.

        2.10.4. Retiree Welfare Benefits. No employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained or sponsored by the Companies or the Subsidiaries provides medical or death benefits (whether or not insured) with respect to Retained Employees beyond their date of retirement or other termination of service (other than coverage mandated by Section 601 of ERISA, the cost of which is fully paid by the Retained Employee or his or her dependents).

        2.10.5. Severance Pay; Accelerated Benefits. The consummation of the transactions contemplated by this Agreement will not obligate any of the Companies or the Subsidiaries to provide any Retained Employees (other than Canadian Retained Employees) with severance pay, unemployment compensation or any similar payment, nor accelerate the time of payment or vesting, or increase any compensation due to any such Retained Employee under any Plan.

        2.10.6. Plan Amendment or Termination. None of the Sellers, the Companies or any Subsidiary has taken any action which would commit any of the Companies or any Subsidiary to continue any Plan for any Retained Employees, nor have the Sellers, any Company or any Subsidiary taken any action which would prevent any Company or any Subsidiary from changing or terminating the Plans at any time.

        2.10.7. Labor Matters. No Company or any Subsidiary has experienced any work stoppage or other material labor difficulty, and none is presently pending or threatened against any Company or any Subsidiary which Sellers reasonably believe will have a Material Adverse Effect. No Company or Subsidiary is represented by a labor organization or collective bargaining agent and no activities by any such organization or agent to organize or represent any Company or any Subsidiary are pending or threatened.

        2.10.8.  Nonqualified Arrangements.  Other than
Michael M. Nisbet, no Retained Employee, as of the date hereof, participates in any Plan which is an excess benefit plan as defined in Section 3(36) of ERISA, supplemental pension or retirement plan or similar pension, retirement or deferred compensation arrangement.

        2.10.9. CAFO Plans. (a) All of the Plans established, maintained or contributed to by CAFO (the "CAFO Plans") are duly registered where required by, and are in good standing under, all applicable Canadian legislation, (b) all required contributions by CAFO have been made to the CAFO Plans, (c) the CAFO Plans are funded in accordance with the rules under applicable Canadian legislation and (d) as of the date of the last required actuarial valuation, no actuarial unfunded liability or solvency deficit exists under the CAFO Plans. No employees of CAFO are covered by any Plans other than the CAFO Plans and the Long-Term Incentive Plan and the Annual Management Incentive Plan of the Continental Corporation.

        Section 2.11.  Insurance.  The Sellers' Disclosure
Schedule lists all insurance policies owned by any of the Companies or the Subsidiaries and, except as indicated therein, all premiums have been paid on such policies, no notice of termination or threatened termination of any of such policies has been received by any of the Sellers, the Companies or the Subsidiaries, and, to the best knowledge of the Sellers, such policies are in full force and effect.

        Section 2.12.  Governmental Authorizations; Compliance
with Laws. Except as otherwise set forth in the Sellers' Disclosure Schedule, the Companies and the Subsidiaries hold all licenses, permits and other governmental authorizations material to the Business as presently conducted and none of the Companies and the Subsidiaries is in violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

        Section 2.13. Litigation. Except as otherwise set forth in the Sellers' Disclosure Schedule, there are no judicial or administrative actions, proceedings or investigations (including without limitation examinations by federal, foreign, state and local taxing authorities) pending or, to the best knowledge of the Sellers, threatened against the Sellers, the Companies or the Subsidiaries, which might reasonably be expected to have a Material Adverse Effect, or which question the validity or enforceability of this Agreement or any action taken or to be taken by the Sellers or the Companies in connection herewith.

        Section 2.14. Tax Matters. (a) Except as otherwise set forth in the Sellers' Disclosure Schedule, or as reflected or reserved against in the Companies' Financial Statements, (i) the Sellers, the Companies and the Subsidiaries and all affiliated, combined, consolidated or unitary tax group of which any of the Companies or the Subsidiaries is or has been a member have filed all material federal, foreign, state and local Tax returns, reports and declarations which are required to include any Tax items relating to the Business having a filing date (including extensions) prior to the date hereof,
(ii) all Taxes shown as due thereon have been paid, and (iii) no material claim for the assessment and collection of Taxes is being asserted in writing against any of the Sellers, the Companies or the Subsidiaries in respect of the Business, other than assessments for Taxes neither due nor in default.

        (b) Subject to Section 1.5, the Purchaser shall not be required to deduct and withhold any amount with respect to Taxes upon the transfer of the Shares to the Purchaser.

        (c) The Companies and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes in connection with amounts paid to their employees, creditors, independent contractors or other third parties and have within the time and in the manner prescribed by law, withheld from such amounts and timely paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

        (d) The periods for the assessment of federal Taxes of the Companies and the Subsidiaries and any affiliated, combined, consolidated or unitary tax group of which any of the Companies or the Subsidiaries is or has been a member are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods to and including 1984. Except as set forth in the Sellers' Disclosure Schedule, no agreement or other document waiving the statute of limitation in respect of any Tax or extension of time with respect to a Tax assessment or deficiency has been executed or filed with any taxing authority by or on behalf of the Companies or any of the Subsidiaries. No power of attorney has been granted by or on behalf of any of the Companies and the Subsidiaries.

        (e) No claim has been made in writing by an authority in a jurisdiction where any of the Companies or the Subsidiaries does not file Tax Returns that such Companies or Subsidiaries are or may be subject to taxation by that jurisdiction nor, to the best of the Sellers' knowledge, does such a valid claim exist.

        (f) The Companies or, in the case of CAFO, its public accountants, possess, or will possess at the Closing Date, all previously filed Tax Returns and related workpapers (federal income Tax Returns will be pro forma Forms 1120 containing the separate return information for the Companies and the Subsidiaries only) and workpapers for all Tax Years beginning with 1982 including a schedule showing all adjustments made in consolidation or combination of the Companies, the Subsidiaries and the Sellers.

        (g) None of the Companies or the Subsidiaries, or any predecessor corporation with respect to any of them, has filed or had filed on its behalf a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of them. None of the Companies or the Subsidiaries is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G. The Sellers' Disclosure Schedule sets forth all statements under Code Section 6662 or its predecessor that have been filed with respect to such Companies and Subsidiaries by the consolidated federal income tax group of which any of the Companies and the Subsidiaries are members. The Sellers' Disclosure Schedule sets forth all federal income tax elections under the Code, and all elections or agreements under state tax laws that will be binding upon any of the Companies or the Subsidiaries after the Closing Date. There are no deferred intercompany transactions under Reg. 1.1502-13 or 13T, nor deferred losses under Code Section 267, between any of the Companies or the Subsidiaries and any other affiliates of the Sellers which would cause a deferred tax asset on the financial statements to become unrecognizable for Tax purposes or would impose liability for Taxes on any of the Companies or the Subsidiaries after the Closing Date. None of the Companies or the Subsidiaries has adopted a method of tax accounting pursuant to which items of income received prior to the Closing Date will be recognized for Tax purposes later than they will be recognized for financial accounting purposes nor will any of the Companies or the Subsidiaries change or request permission to change any method of accounting for Taxable Years preceding the Closing Date that would increase the income or decrease the deductions or credits of any of the Companies or the Subsidiaries for Taxable Years ending after the Closing Date. No property of any of the Companies or the Subsidiaries is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

        Section 2.15. Absence of Changes. Since December 31, 1992, except as otherwise set forth in this Agreement or reflected in the Sellers' Disclosure Schedule delivered to the Purchaser on the date hereof or the Companies' Financial Statements, the Business has been conducted in substantially the same manner in which it previously has been conducted, and none of the Companies or the Subsidiaries has:

        (a) purchased or redeemed any shares of their capital stock or, in the case of the Companies, declared or made any dividend or other distribution in respect of its capital stock, except as contemplated by Section 4.9.1 of this Agreement;

        (b) incurred any material liabilities or obligations, except current liabilities and obligations incurred in the ordinary course of business and advances from affiliates consistent in all respects, including inter alia, amount and purpose, with past practice;

        (c)   mortgaged any of its properties or assets;

        (d) pledged or subjected to any lien or security interest any of its properties or assets except in the ordinary course of business;

        (e) increased the compensation of any officer or employee, except as consistent with past practice or custom;

        (f) disposed or agreed to dispose of any of its properties or assets, except in the ordinary course of business;

        (g)   cancelled or forgiven any material debts or claims;

        (h) entered into any transaction other than in the ordinary course of business; or

        (i) suffered any material adverse change in its business, condition (financial or otherwise) or operations.

        Section 2.16. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Sellers or the Companies in such manner as to give rise to any valid claim against the Purchasers, the Sellers or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. whose fees in respect hereof shall be paid by Continental.

        Section 2.17. Environmental Matters. Except as set forth in the Sellers' Disclosure Schedule, there are no claims pending or, to the knowledge of the Sellers, threatened, and neither the Sellers, nor, to the knowledge of the Sellers, any of the Companies or the Subsidiaries has received notice, that any of the Companies or the Subsidiaries is in violation of or noncompliance with any applicable pollution or environmental control laws, orders or regulations, including, without limitation, laws, orders or regulations as to effluent disposal, ambient air quality or solid waste which are reasonably likely, as to any violation or series of violations or noncompliance, to have a Material Adverse Effect.

        Section 2.18. Accurate and Complete Disclosure. All information contained in the Sellers' Disclosure Schedule is true and accurate in all material respects as of the date hereof and does not omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided.

        Section 2.19. Intellectual Property. Except as set forth in the Sellers' Disclosure Schedule, no patents, patent applications, trademarks (whether registered or unregistered), trademark applications, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases or other rights (collectively "Intellectual Property"), are owned by or licensed to the Companies or any Subsidiary or are presently being used by the Companies or any Subsidiary in the providing or marketing of any products or services in connection with the Business, except for such Intellectual Property the absence of which would not have a Material Adverse Effect. Except as disclosed in the Sellers' Disclosure Schedule, the Business is not dependent to any material extent on any Intellectual Property or assignment thereof. The Companies and the Subsidiaries have the right to use, and after the consummation of the transactions contemplated hereby will have the right to use, free and clear of any claims of others, all Intellectual Property necessary to own and operate its properties and to carry on the Business as currently conducted, except where such failure to have such rights or such claims of others would not have a Material Adverse Effect.


                                 ARTICLE IIA
                Representations and Warranties of Continental

        Continental represents and warrants to the Purchaser as follows:

        Section 2.20. Corporate Status and Authority. Continental is a corporation duly incorporated and validly existing under the laws of the State of New York. Continental has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Continental has been duly authorized by its Board of Directors, which constitutes all necessary corporate action on the part of Continental for such authorization. This Agreement constitutes the valid and legally binding obligation of Continental, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

        Section 2.21. No Conflicts, etc. (a) Except as otherwise set forth in this Agreement or in the Sellers' Disclosure Schedule, the execution, delivery and performance of this Agreement by Continental will not result in (i) any conflict with the charter documents or by-laws of Continental, (ii) any material breach or violation of or default under any statute, regulation, judgment, order or any mortgage, agreement, deed of trust, indenture or any other instrument to which Continental is a party or by which it or any of its properties or assets are bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), or operations of Continental and its subsidiaries taken as a whole, or (iii) the creation or imposition of any lien, charge or encumbrance thereon, except for such liens, charges, pledges or encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), or operations of Continental and its subsidiaries taken as a whole.

        (b) No consent, approval or authorization of or filing with any governmental authority is required on the part of Continental in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except filings required with respect to the HSR Act and as otherwise set forth in the Sellers' Disclosure Schedule.

        Section 2.22. Litigation. Except as otherwise set forth in the Sellers' Disclosure Schedule, there are no judicial or administrative actions, proceedings or investigations pending or, to the best knowledge of Continental, threatened, against Continental which question the validity or enforceability of this Agreement or any action taken or to be taken by Continental in connection herewith.

                                 ARTICLE III
               Representations and Warranties of the Purchaser

        The Purchaser represents and warrants to each of the Sellers as follows:

        Section 3.1. Corporate Status and Authority. The Purchaser is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania, with the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Purchaser has heretofore delivered to the Sellers complete and correct copies of its articles of incorporation and bylaws (or other similar documents) as currently in effect. The execution, delivery and performance of this Agreement have been duly authorized by the Purchaser's Board of Directors, which constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

        Section 3.2. No Conflicts. (a) Except as otherwise set forth in this Agreement or in the Purchaser's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the articles of incorporation or by-laws of the Purchaser, (ii) any material breach or violation of or default under any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any lien, charge, pledge or encumbrance thereon, except in the case of clauses (ii) and
(iii) for such breaches, violations or defaults and such liens, charges, pledges or encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise) or operations of the Purchaser and its subsidiaries taken as a whole.

        (b) No consent, approval or authorization of or filing with any governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act, the Bank Act (Canada) in respect of the acquisition of the CAFO Shares by the Purchaser and as otherwise set forth in the Purchaser's Disclosure Schedule.

        Section 3.3.  Litigation.  There are no judicial or
administrative actions, proceedings or investigations (including without limitation examinations by federal, foreign, state and local taxing authorities) pending or, to the best knowledge of the Purchaser, threatened, against the Purchaser which question the validity or enforceability of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

        Section 3.4. Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any distribution thereof except in compliance with the Securities Act of 1933, as amended.

        Section 3.5. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Sellers or the Companies for any brokerage or finder's commission, fee or similar compensation, except for The First Boston Corporation whose fees in respect hereof shall be paid by the Purchaser.

                                 ARTICLE IV
                              Certain Covenants

        Section 4.1. Obligations of the Parties. The parties shall apply for and diligently prosecute all applications for, and shall use their reasonable efforts promptly to obtain, such consents, approvals and authorizations from such governmental authorities and other persons as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use their reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VI and to effect the consummation of the transactions contemplated by this Agreement.

        Section 4.2. Conduct of Business, etc. From the date hereof until the Closing, except as permitted by this Agreement or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Sellers shall cause each Company and each Subsidiary to:

        (a) carry on its business only in the ordinary course, in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use reasonable efforts to preserve intact its present business organization and to preserve its relationships with brokers, agents, customers, suppliers and others having business dealings with it; and

        (b) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice and in accordance with generally accepted accounting principles.

        Section 4.3. Access and Information. The Sellers shall cause the Companies to give to the Purchaser and its representatives full access at all reasonable times to the books and records of the Companies and the Subsidiaries and to furnish such information and documents in their possession relating to the Companies and the Subsidiaries as the Purchaser may reasonably request. All such information and documents obtained by the Purchaser pursuant to this Section shall be subject to the terms of the Confidentiality Agreement.

        Section 4.4.  Payment of Certain Taxes; Filing of Certain
Tax Returns. (a) Except as provided below, all excise, sales, use and transfer Taxes that are payable or that arise as a result of this Agreement or the consummation of the purchase and sale contemplated by this Agreement shall be shared equally by the Sellers and the Purchaser. Any realty transfer tax or realty gain tax imposed as a result of this Agreement or the transactions contemplated by this Agreement shall be borne by the Sellers. Realty or real estate Taxes shall be governed by Section 4.7 of this Agreement.

        (b) On or prior to the Closing Date and no later than the date due for filing, Continental Insurance shall (i) (A) along with the Purchaser, jointly complete Form TP-584, New York State Combined Real Property Transfer Gains Tax Affidavit, Real Estate Transfer Tax Return, and Credit Line Mortgage Certificate with respect to the transactions contemplated hereby, as required pursuant to the New York State Real Estate Transfer Tax and the New York State Real Property Transfer Gains Tax, (B) along with the Purchaser, jointly complete Form NYC-RPT, New York City Real Property Transfer Tax Return with respect to the transactions contemplated hereby, as required pursuant to section 11-2105 of Title 11, Chapter 21 of the New York City Administrative Code, and (C) complete any other required Tax Returns in connection with the Taxes referred to in subclauses (A) and (B) above; (ii) file any such completed Tax Return, together with all supporting materials required to be filed therewith; and (iii) pay all Taxes due as shown on any such Tax Return.

        Section 4.5.  Solicitation of Employees.  Neither
Continental nor any of its affiliates shall at any time from the Closing until the third anniversary of the Closing Date solicit the employment of or otherwise negotiate in respect of the employment of, or provision of any services by, any employee of the Companies or the Subsidiaries at any time such person is employed by the Companies or the Subsidiaries.

        Section 4.6.  Tax Sharing Agreements; Tax Attributes.

        4.6.1. Termination of Existing Agreements. Any Tax allocation or sharing agreement or arrangement which, prior to the Closing Date, may have been entered into between any of the Companies or the Subsidiaries on the one hand, and any of the Sellers or any affiliate of the Sellers (other than the Companies and the Subsidiaries), on the other hand, shall terminate with respect to the Companies and the Subsidiaries as of the end of the day immediately preceding the Closing Date. Except as provided in this Section 4.6 and Sections 4.7 and 7.2, the Companies and the Subsidiaries shall have no claim against any of the Sellers or any affiliate of the Sellers, and the Sellers and any affiliates of the Sellers shall have no claim against any of the Companies or the Subsidiaries, for any amount that might be payable to or by, as the case may be, any of the Companies and the Subsidiaries with respect to Taxes.

        4.6.2. Tax Attributes. On or before June 15, 1994, Continental will provide to the Purchaser a tentative schedule of the amount, if any, of the allocable portion of any Tax carryforwards of losses, Tax credits or other Tax benefits of the consolidated federal income tax group of which Continental is the common parent (the "Sellers' Group") that will be available to the Companies and the Subsidiaries for tax periods beginning after the Closing Date. On or before August 15, 1994, Continental will provide to the Purchaser a final schedule of Tax attributes. Such schedule will be for information purposes and no warranty as to the existence or availability of such carryforwards shall be given or implied. Continental will promptly inform the Purchaser in writing of any adjustments to such carryforwards determined in connection with the filing of the Sellers' Group's consolidated United States federal income tax return, which may result from any Internal Revenue Service audit or other proceeding with respect to Sellers' Group; or which may be required as a result of a change in law or regulations. The Sellers shall, and the Purchaser will cause the Companies, the Subsidiaries, and any consolidated group of which any of the Companies or Subsidiaries is a member after the Closing to, file their United States federal income tax returns in a manner consistent with such schedule, adjusted as described above. If in any period beginning after the Closing Date, any of the Companies, the Subsidiaries or any consolidated group of which any Company or Subsidiary is a member, utilizes such carryforwards, the Purchaser shall pay to Continental an amount equal to any reduction of the Tax liability of such Company, Subsidiary or group that is attributable to the use of such carryforwards. Any payment to Continental under this Section 4.6.2 will be made 30 days after the filing of the Tax Return which gives rise to the payment; provided that if such reduction in Tax liability requires the Internal Revenue Service to pay a Tax refund to such Company, Subsidiary or group, the payment to Continental under this
Section 4.6.2 attributable to such refund shall be paid within 10 days after receipt of such refund from the Internal Revenue Service. Thereafter, if, as a result of any adjustment resulting from any audit, the Tax liability of such Company, Subsidiary or group is adjusted so as to affect the availability or utilization of any Tax benefit carryforward which resulted in a payment under this Section 4.6.2., Continental will pay to the Purchaser or the Purchaser will pay to Continental, as the case may be, within 30 days after the making of such adjustment, such amount as is necessary to reflect such adjustment in the computation under this Section 4.6.2, including
(i) any interest actually received by such Company, Subsidiary or group from the U.S. government in connection with such adjustment and
(ii) to the extent that such adjustment is directly attributable to a determination that such Tax benefit carryforward was not available as a carryforward from Sellers' Group, the amount of interest and penalties imposed on such Company, Subsidiary or group as a result of such adjustment. With respect to each period following the Closing Date to which any such carryforward may be carried, the Purchaser will provide to Continental a true and complete schedule of the utilization of such carryforwards.

        Section 4.7.  Taxes.

        Section 4.7.1. Payment of Tax Liabilities. Continental shall pay or cause to be paid all Taxes on or measured by net income, and all franchise and capital stock Taxes imposed in lieu of Taxes on or measured by net income, that are payable by or with respect to the Companies and the Subsidiaries for all periods ending on or prior to the Closing Date. The Purchaser shall pay or cause to be paid all other Taxes payable by or with respect to any of the Companies or the Subsidiaries.

        Section 4.7.2. Filing of Tax Returns. Continental and the Purchaser shall cause the Companies and the Subsidiaries, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in the consolidated federal income Tax Return of the Sellers' Group. Continental shall file, or cause to be filed, all other Tax Returns relating to the Business required to be filed by any of the Companies or the Subsidiaries on or before the Closing Date and shall prepare for filing by the Purchaser all other Tax Returns relating to the Business for periods ending on or before the Closing Date. Continental shall forward such prepared Returns to the Purchaser at least 30 days prior to the due date of such Returns including any extensions thereof. The Purchaser shall timely file or cause to be timely filed any Tax Return of the Companies or the Subsidiaries (including any amendments thereto) due after the Closing Date. For purposes of preparing all income Tax Returns for periods including the Closing Date, the income, deductions and credits of the Companies and the Subsidiaries shall be allocated in a manner consistent with the method provided in Section 4.7.3.

        4.7.3. Bridge Period. If, for any state, local or foreign tax purpose, a taxable year or taxable period of any of the Companies or any Subsidiary which begins before the Closing Date and ends after the Closing Date (a "Bridge Period") does not terminate on the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the portion of the Bridge Period on or before the Closing Date ("Seller Period") for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, for purposes of (i) calculating the amount of Taxes to be paid by Continental pursuant to Section 4.7.1 and (ii) determining under
Section 7.2 whether the representation in Section 2.6 has been satisfied, Taxes for the Bridge Period shall be allocated between the Seller Period and the portion of the Bridge Period after the Closing Date using an interim-closing of the books method assuming that the Sellers' taxable period ended at the end of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis, (ii) real property taxes shall be allocated in accordance with Section 164(d) of the Code and
(iii) personal property taxes that are calculated on annual basis shall be apportioned on a per diem basis.

        4.7.4. Audits and Other Proceedings. Following the Closing Date, Continental shall, and shall be furnished by the Purchaser, a Company or a Subsidiary, as the case may be, with powers of attorney, or any other document or authorization necessary or appropriate to enable it to, control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to Taxes for which Continental is liable pursuant to Section 4.7.1 and the Purchaser shall control the conduct of all other audits or administrative or judicial proceedings with respect to the Tax liability of the Companies and the Subsidiaries for any tax period or portion thereof.

        (i) With respect to any audit or other proceeding that it controls, Continental (x) shall give prompt notice to the Purchaser of any Tax adjustment proposed in writing pursuant to any audit or other proceeding controlled by Continental with respect to the assets or activities of any of the Companies or the Subsidiaries, (y) upon the Purchaser's reasonable request shall discuss with the Purchaser and the Purchaser's counsel the position that Continental intends to take regarding any issue concerning such assets or activities, and (z) shall not, and shall not permit any of its affiliates to, enter into any settlement or agreement in compromise of any proposed adjustment which purports to bind the Purchaser, the Companies or any Subsidiary with respect to any Tax period ending after the Closing Date without the express written consent of the Purchaser, which consent shall not be unreasonably withheld, and

         (ii) The Purchaser (x) shall give prompt notice to Continental of the commencement of any audit or other proceeding which could give rise to a claim for payment against Continental under this Agreement; (y) with respect to any audit or proceeding controlled by the Purchaser, afford Continental and its counsel a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding a proposed adjustment described in clause (x) above including, without limitation, the right to participate in conferences with tax authorities and submit pertinent material in support of Continental's position, and (z) shall not, and shall not permit any of its affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against Continental pursuant to this Agreement without Continental's express written consent, which consent shall not be unreasonably withheld.

        Section 4.7.5.  Conduct of Business, Section 338
Election. (a) Notwithstanding any other provision of this Agreement, the Purchaser shall be responsible for and neither Continental nor any of the Sellers shall bear, (i) any Taxes that arise due to the failure, following the Closing, of the Purchaser to cause the Companies and the Subsidiaries to carry on their business on the Closing Date only in the ordinary course and in substantially the same manner as heretofore conducted, and
(ii) except as provided in paragraph (b) below, any Taxes that relate to any actual or deemed election pursuant to section 338 of the Code or the regulations thereunder or any comparable provision of state or local law.

        (b) Continental and the Purchaser shall cooperate in good faith to determine the Tax Benefit to the Purchaser and its affiliates and the Tax Cost to Continental and its affiliates of making a joint election under section 338(h)(10) of the Code and any comparable provision of state law in respect of the purchase and sale of the Shares (a "Section 338(h)(10) Election"). Such determination shall (i) take into account the Tax consequences to the Purchaser and its affiliates and to the Sellers and their affiliates of any payments pursuant to this Section 4.7.5(b) and
(ii) be made as if the Closing Date Purchase Price was $103 million, of which $5 million is allocated to the covenant described in Section 4.10 hereof. If, based on such determination, Continental and the Purchaser agree to make a Section 338(h)(10) Election, the Sellers shall receive the following additional consideration: (1) an amount equal to the Tax Cost incurred by the Sellers and their affiliates as a result of the Section 338(h)(10) Election and (2) an amount equal to 50% of the excess of the Tax Benefit to the Purchaser and its affiliates over the Tax Cost to Continental and its affiliates of the Section 338(h)(10) Election, in each case computed as described in the previous sentence. Any additional payments under this Section 4.7.5(b) shall be made at such time and in such manner as shall be agreed upon by the parties prior to the filing of the Section 338(h)(10) Election; provided that the time and manner of making such payments shall take into account the timing of the Tax Benefits and Tax Costs realized by the parties and their affiliates.

        4.7.6. Tax Refunds. The Sellers shall be entitled to retain, or receive immediate payment from the Purchaser of, any refunds of Taxes (other than refunds reflected in Companies' Combined Shareholder's Equity), that were paid by or with respect to any of the Companies or the Subsidiaries for a period ending on or before the Closing Date and any Sellers' Period (including, without limitation, refunds arising by reason of amended returns filed after the Closing Date and amounts allowable as a credit against Tax liability, including refunds of overpayments of estimated Taxes) relating to any of the Companies or the Subsidiaries, plus any interest thereon actually received from the applicable taxing authority, except that, to the extent that a refund of Taxes paid during a pre-Closing Date period relates to the carryback of a loss, credit, deduction, or other item attributable to a post-Closing Date period, the Purchaser shall be entitled to the Tax Benefit of such Refund; provided, that the Purchaser shall elect, or cause the relevant party to elect, to forego any such carryback to a consolidated federal income Tax Return of the Sellers' affiliated group unless (i) such election is prohibited by law or (ii) as a result of making such election, the affiliated federal income tax group of which the Company or Subsidiary is a member following the Closing Date would be required to forego a carryback to the Purchaser's own consolidated return year that is more than 150% of the amount that would be carried back to the Tax Return of the Sellers' affiliated group. The Purchaser shall cooperate, and shall cause the Companies and the Subsidiaries to cooperate, with the Sellers with respect to claiming any refund referred to in this Section 4.7.6, including notifying Continental of the existence of any state of facts that would constitute a reasonable basis for claiming such a refund, providing all relevant information available to Continental with respect to any such claim, filing and diligently pursuing such claim (including by litigation, if appropriate), paying over to Continental any amount received by the Purchaser, the Companies or the Subsidiaries with respect to such claim, and consulting with Continental prior to agreement to any disposition of such claim. The Purchaser shall be entitled to the Tax Benefit of any refund or credit of federal, state, local, or foreign Taxes (plus any interest thereon received from the applicable taxing authority) relating to the Companies or the Subsidiaries that were paid with respect to a period beginning after the Closing Date and to which the Sellers are not otherwise entitled under this Section. To the extent that one party is to enjoy the economic benefit of a refund under this Section 4.7.6, that party shall bear the expenses of the other party reasonably incurred in respect of such refund and shall repay the amount of such refund as may be required to be repaid to any taxing authority as a result of any adjustment on audit, together with applicable interest and penalties.

        4.7.7. Cooperation. The Purchaser and the Sellers shall cooperate, and the Purchaser shall cause the Companies and the Subsidiaries to cooperate with the Sellers with respect to the preparation and filing of any Tax Return or the conduct of any Tax audit or other proceeding for which the other is responsible pursuant to this Section 4.7. Such cooperation shall include, without limitation, making its employees available for consultation and making workpapers and other records available during regular business hours, provided that each shall pay any out-of-pocket costs incurred by the other in connection with such cooperation. Such cooperation shall also include Continental's provision to the Purchaser of a calculation prepared by Continental for its own use of the Companies' and the Subsidiaries' earnings and profits as of the Closing Date for federal income tax purposes. All Tax Returns for which the Purchaser is responsible shall, insofar as they relate to items for periods that include days on or before the Closing Date and to the extent permitted by applicable Tax law, be on a basis consistent with the last previous such Tax Returns filed in respect of the Companies and Subsidiaries. After the Closing Date each Tax Return filed by a Company, any Subsidiary or by the Purchaser with respect to any Company or Subsidiary which relates to any period that includes days on or before the Closing Date (including, without limitation, all Tax Returns prepared by Continental for filing by or with respect to any Company or any Subsidiary pursuant to Section 4.7.2) shall be subject to pre-filing approval by Continental and, in the event of any disagreement between Continental and the Purchaser, a Company or a Subsidiary, as the case may be, such disagreement shall be resolved by a firm of public accountants of recognized standing selected by the Purchaser and Continental, and any such determination by such accountants shall be final. The fees and expenses of such accountants shall be borne equally by the Purchaser and Continental. Unless otherwise agreed to by the parties, Tax Returns subject to such pre-filing approval shall be submitted by the Purchaser, the Companies or the Subsidiaries to Continental at least 45 days prior to the due date (including extensions) of such Tax Returns and Continental shall either approve or provide written comments on such Tax Returns within 15 days of receipt of such Tax Returns.

        Section 4.8.  Certain Pre-Closing Transactions.

        4.8.1. Pre-Closing Dividend. Immediately prior to the Closing, the Sellers shall cause the Companies to declare and pay cash dividends to the Sellers in an aggregate amount equal to the excess of (a) the Companies' Combined Shareholders' Equity as of the last day of the month immediately preceding the month in which the Closing Date falls, over (b) $46.3 million.

        4.8.2. Intercompany Indebtedness. Immediately prior to the Closing, any intercompany accounts between any of the Companies or the Subsidiaries, on the one hand, and any of the Sellers (which term shall include, for purposes of this Section 4.8, the Sellers' subsidiaries and affiliates other than the Companies and the Subsidiaries), on the other hand, as at Closing shall be cancelled as follows: (a) to the extent that a Company or a Subsidiary is indebted to a Seller, Continental or any affiliate of Continental, such debt shall be cancelled and the amount of the debt so cancelled (other than any write-off by Continental of any indebtedness due from the Companies or their Subsidiaries in respect of overhead or other corporate charges for services provided by Continental to the Companies or the Subsidiaries) shall be deemed a capital contribution by such party to such Company, provided, that any debt of CAFO to Continental Reinsurance shall be paid by set-off against amounts owed by Continental Reinsurance to CAFO to the extent of the amount thereof and any excess shall be paid by the issuance of common shares of CAFO having stated capital and fair market value equal to such excess, and
(b) to the extent a Seller, Continental or any affiliate of Continental, is indebted to a Company or a Subsidiary after any set-off described in clause (a) above, such debt shall be cancelled and the amount of the debt so cancelled shall be deemed a dividend from such Company to such party.

        4.8.3. Resignation of Directors. Prior to, but effective as of, the Closing Date, the Sellers shall procure and deliver to the Purchaser the resignations of each director of any of the Companies or the Subsidiaries.

        4.8.4. Credit Support Arrangements. Prior to, but effective as of the Closing Date, the Sellers shall cause all guarantees, credit support and other arrangements in respect of the Business by which any of the Sellers or their affiliates (other than the Companies and the Subsidiaries) is bound to be terminated or otherwise provided for in a manner reasonably satisfactory to the parties hereto. The Purchaser shall use its reasonable efforts to assist the Sellers in connection with the assumption by the Purchaser of Continental's guaranty obligations in respect of AFCO's medium term notes on terms reasonably satisfactory to the parties hereto.

        4.8.5. Transfer of Certain Property. Prior to the Closing, the Sellers shall cause AFCO to transfer to Continental or its nominee all its right, title and interest in and to the trust holding title to certain property located in Houlton, Maine. In connection therewith, AFCO shall assign, and Continental or its nominee shall assume, any and all liabilities and obligations of AFCO with respect thereto.

        Section 4.9. Publicity. All press releases, filings and other publicity concerning the transactions contemplated hereby will be subject to review and approval by both Continental and the Purchaser, such approval not to be unreasonably withheld. Such approval shall not be required if the person issuing such publicity reasonably believes, upon written advice of counsel, that such disclosure is necessary to comply with law; provided that the party issuing such publicity gives the other party as much advance notice of such publicity (including the content thereof) as practicable.

        Section 4.10. Covenant not to Compete. Neither the Sellers nor any of their subsidiaries shall at any time from the Closing until the third anniversary of the Closing Date, directly or indirectly, engage, or have any ownership interest in any firm, corporation, partnership or other business entity (except as a passive investor holding a less than 5% equity interest in such business entity) that engages, in the activities constituting the Business on the Closing Date in the United States or Canada; provided that, notwithstanding anything herein to the contrary, neither the Sellers nor any of their subsidiaries shall be prohibited from financing premiums payable with respect to insurance policies written by Continental or any of its affiliates.

        Section 4.11. Transitional Matters. The Sellers shall cooperate with the Purchaser in connection with joint calls on key brokers and agents and shall use their reasonable efforts to assist in the orderly transition of the Business. The Purchaser and the Sellers shall use reasonable efforts to cause the Companies to retain their senior management officers prior to the Closing. Prior to the Closing Date, the Purchaser and Continental or its affiliates shall use reasonable efforts to enter into an Operating Services Agreement on mutually satisfactory terms, in respect of certain administrative services to be provided by Continental or its affiliates after the Closing Date.

                                  ARTICLE V
                              Employee Matters

        Section 5.1. Employee Matters. (a) For purposes of this Agreement, the term "Retained Employee" shall mean (i) any employee of any of the Companies or the Subsidiaries who is (1) actively employed on the Closing Date or (2) on inactive status receiving short or long term disability benefits, worker's compensation, or other authorized leave of absence benefits and who returns to active status prior to the expiration of the 90 day period commencing on the Closing Date,
(ii) any employee of the Sellers and/or their affiliates who performs substantially all of his services for the Companies or the Subsidiaries and who is listed on the Sellers' Disclosure Schedule and who does not retire pursuant to Section 5.1(a)(iii) below; and (iii) any individual employed by the Companies or the Subsidiaries or any individual described in Section 5.1(a)(ii) who retires under the early retirement provisions of The Retirement Plan of The Continental Corporation on or after the date hereof and before the Closing Date. The term "Canadian Retained Employee" shall mean any Retained Employee of CAFO.

        (b) The Purchaser shall cause each Company and Subsidiary to continue the employment on and after the Closing Date of all Retained Employees described in Section 5.1(a)(i) and to offer employment on the Closing Date to Retained Employees described in
Section 5.1(a)(ii) and (iii) in accordance with the provisions of this
Article V. Notwithstanding anything in this subsection (b) to the contrary, any such continued employment or offer of employment shall not be construed to limit the ability of the Purchaser to terminate Retained Employees at any time for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and employee benefits in effect on the Closing Date and any pension, welfare and/or fringe benefit made available to such Retained Employees as of the Closing Date.

        Section 5.2. Retirement Plan. (a) Effective on the Closing Date, each participant in The Retirement Plan of the Continental Corporation or the Retirement Plan of Continental Insurance Management Ltd. (collectively, the "Sellers' Retirement Plan") who is a Retained Employee shall cease to be an active participant under such plan. Effective on the Closing Date, Retained Employees, other than Canadian Retained Employees, shall commence participation in the Mellon Bank Retirement Plan (the "Purchaser's Retirement Plan"). The Purchaser's Retirement Plan shall recognize the service and earnings of each such Retained Employee described in Section 5.1(a)(i) and 5.1(a)(ii) with the Companies, the Subsidiaries and any ERISA Affiliate prior to the Closing Date for all purposes, to the extent credited under the terms of the Sellers' Retirement Plan. As soon as practicable after the Closing Date, the Sellers will transfer, or cause to be transferred, to the Purchaser's Retirement Plan all liabilities for benefits accrued by Retained Employees, other than Canadian Retained Employees, under the Sellers' Retirement Plan plus an amount (the "Transferred Amount"), calculated as of the Closing Date, in cash equal to the actuarial present value of such accrued benefits, calculated on a projected benefit obligation ("PBO") basis, as defined in the Statement of Financial Accounting Standards No. 87, reduced by the amount of distributions, if any, to such Retained Employees made in accordance with the terms of the Sellers' Retirement Plan between the Closing Date and the date of transfer (the "Transfer Date") and increased by interest on the Transferred Amount between the date which is 37 days after the date of receipt by the Sellers from the Purchaser of a notice containing the Purchaser's calculation of the Transferred Amount and the Transfer Date at the average federal funds rate in effect between such dates; provided that the Transferred Amount shall be calculated using the methods and applicable assumptions employed by the Purchaser's actuary as of January 1, 1993 and set forth in the Sellers' Disclosure Schedule. Such transfer shall be effected as soon as practicable after the later of (i) the expiration of a 30-day period following the date of filing of any required notices with the Internal Revenue Service by both the Purchaser and the Sellers, including an actuarial statement of valuation in accordance with the provisions of section 6058(b) of the Code and notification of the transfer on Form 5310-A with the Internal Revenue Service and (ii) the receipt by the Sellers of an opinion of the Purchaser's counsel that the terms of the Purchaser's Retirement Plan meet the requirements of section 401(a) of the Code.  Notwithstanding any contrary provision in
Section 5.2, in no event shall the Transferred Amount be less than the amount Sellers' actuary certifies as the minimum amount required to comply with Section 414(1) of the Code. Retained Employees described in Section 5.1(a)(iii) shall not receive credit for service with the Companies, the Subsidiaries or any ERISA Affiliate, except as otherwise required under ERISA or the Code.

        (b) None of the Companies, the Subsidiaries or the Purchaser shall become responsible for, and the Sellers and the Sellers' Retirement Plan shall retain, any pension benefit liabilities or obligations with respect to Canadian Retained Employees under the Sellers' Retirement Plan or any other pension or retirement plan maintained or contributed to by the Sellers or CAFO prior to the Closing Date in respect of service up to and including the Closing Date. Effective as of the Closing Date, Canadian Retained Employees shall commence participation in The R-M Trust Company Pension Plan (or in another pension plan that provides the same pension benefits as that pension plan) and service of a Canadian Retained Employee that was recognized at the Closing Date for the purposes of the Sellers' Retirement Plan shall be recognized for the purposes of determining eligibility and vesting of any such pension benefits (but shall not be so recognized for any future accrual or pension benefits except as may be required by any applicable laws).

        Section 5.3. Savings Plan. Effective on the Closing Date, each participant in The Incentive Savings Plan of the Continental Corporation or The Continental Insurance Management Ltd. Employee Savings Plan (collectively, the "Sellers' Savings Plan") who is a Retained Employee shall cease to be an active participant under such plan. Retained Employees, other than Canadian Retained Employees, shall immediately become eligible to participate in the Mellon Bank Corporation Retirement Savings Plan and Canadian Retained Employees shall immediately become eligible to participate in, or in a plan that is substantially the same as, The R-M Trust Group Registered Retirement Savings Plan (collectively, the "Purchaser's Savings Plan"). Sellers' Savings Plan shall retain responsibility for all account balances under the Sellers' Savings Plan with respect to all employees and former employees of any of the Companies or Subsidiaries without regard to whether they become Retained Employees and none of the Companies, the Subsidiaries, the Purchaser or the Purchaser's Savings Plan shall have any liability under the Sellers' Savings Plan. No account balances shall be transferred from the Sellers' Savings Plan to any plan, fund or program established or maintained by the Purchaser as a result of the transactions contemplated by this Agreement. The account balances of Retained Employees under the Sellers' Savings Plan shall become payable to Retained Employees in accordance with the terms of the Sellers' Savings Plan.

        Section 5.4. Welfare Plans. (a) Subject to Section 5.4(b) and 5.4(c)(iv) below, effective on the Closing Date, the Purchaser shall, or shall cause the Companies and the Subsidiaries to, assume and be responsible for, and shall indemnify and hold harmless the Sellers from and against, any and all direct and indirect damages, costs, liabilities or other obligations including, without limitation, any claims, interest, penalties and reasonable attorney's fees, imposed upon or incurred by Sellers (collectively, the "Losses") in respect of any Retained Employees, including Canadian Retained Employees, their beneficiaries and spouses under any welfare benefit plan within the meaning of Section 3(1) of ERISA and any insurance or other CAFO Plan similar thereto described on the Sellers' Disclosure Schedule (the "Welfare Plans"), to the extent such Losses relate to events, transactions or occurrences occurring on or after the Closing Date or the date on which the individual became a Retained Employee, if later. The Sellers shall be responsible for any and all expenses incurred by any Retained Employee, including any Canadian Retained Employee, dependent or spouse under the Welfare Plans prior to the Closing Date or the date on which the individual became a Retained Employee, if later.

        (b) For a period commencing on the Closing Date and ending on December 31, 1993 (the "Transition Period"), the Sellers agree to continue to make available coverage (including COBRA continuation coverage required under Section 601 of ERISA) and claims processing services in respect of the Retained Employees, including Canadian Retained Employees, under the Welfare Plans identified on the Sellers' Disclosure Schedule and which provide for medical, dental and employee and family life insurance coverage, AD&D coverage, and travel accident insurance; provided that the Purchaser shall, or shall cause the Companies or the Subsidiaries to, reimburse the Sellers for the actual cost of providing such coverages during the Transition Period plus an administrative fee equal to 2% of such actual cost within 45 days after the Sellers submit written proof of such cost to the Purchaser, the Companies or the Subsidiaries except that the Sellers shall be responsible for, and shall not receive reimbursement from, the Purchaser, the Companies or the Subsidiaries for any Losses under any Welfare Plan, without regard to whether it is identified on the Sellers' Disclosure Schedule, in respect of any inactive employee who becomes a Retained Employee after the Closing Date, incurred or accrued prior to the date the inactive employee described in
Section 5.1(a)(i)(2) becomes actively employed by the Purchaser, the Companies or the Subsidiaries. Notwithstanding anything in this
Section 5.4(b) to the contrary, in no event shall Purchaser be required to honor any such request for reimbursement presented after August 31, 1994 or such later date as agreed to by the Sellers and the Purchasers.

        (c) Subject to Sections 5.2 and 5.3, from and after January 1, 1994, Retained Employees shall be eligible to participate in the total program of pension, welfare and/or fringe benefits which are available to similarly situated employees of the Purchaser or, in the case of Canadian Retained Employees, of the Purchaser's Canadian subsidiary, The R-M Trust Company ("Purchaser's Benefits") on the same basis as such benefits are otherwise made available to similarly situated employees of the Purchaser (or, in the case of Canadian Retained Employees, of the Purchaser's Canadian subsidiary, The R-M Trust Company). Notwithstanding anything in this Section 5.4 to the contrary, (i) at any time of reference, the weeks of vacation provided by the Purchaser to a Retained Employee with less than 25 years of service with the Companies and Subsidiaries shall equal the greater of
(A) the weeks of vacation (not in excess of 4) provided to the employees by the Companies or any Subsidiary on the day before the Closing Date, and (B) the maximum vacation which may be earned by similarly situated employees of the Purchaser; (ii) a Retained Employee with 25 or more years of service with the Companies and the Subsidiaries shall be entitled to the weeks of vacation to which they were entitled on the day before the Closing; with such entitlement continuing through December 31, 1994; (iii) on or after January 1, 1995, a Retained Employee will be entitled to the vacation which may be earned by similarly situated employees of the Purchaser; provided that, except as required by applicable laws, in no event shall Purchaser be required to compensate Retained Employees for unused weeks of vacation to which they were entitled on the day before the Closing Date; and (iv) all preexisting illnesses, injuries and pregnancies of Retained Employees that would have been covered under Purchaser's Benefits but for their occurrence prior to the Closing Date, or the date on which the individual became a Retained Employee, if later, will be covered under the comparable plans of the Purchaser from and after the Closing Date or the date on which the individual became a Retained Employee, if later.

        (d) Sellers shall indemnify and hold harmless the Purchaser and, from and after the Closing Date, the Companies and the Subsidiaries, from and against any and all Losses with respect to any former employee of the Companies or the Subsidiaries who was a former employee on the Closing Date and any and all losses with respect to any Retained Employee described in Section 5.1(a)(iii) under any Welfare Plan providing retiree medical or life insurance benefits.

        (e) Purchaser shall, and shall cause the Companies and the Subsidiaries to, assume and be responsible for, and shall indemnify and hold harmless the Sellers from and against, any and all claims for severance pay, unemployment benefits or any other liabilities, claims, interest, penalties and reasonable attorney's fees, asserted against, resulting to, imposed upon or incurred by the Seller, arising from or relating to claims by any Retained Employee, including any Canadian Retained Employee, for claims for actual or constructive termination on or after the Closing Date. For purposes of this Section 5.4(e), constructive termination shall mean (i) a material decrease in a Retained Employee's base pay or salary; (ii) a job transfer of a Retained Employee to a lesser position, or comparable action, or (iii) a transfer of the Retained Employee's principal workplace to a location more than 50 miles from the Retained Employee's workplace on the Closing Date or (iv) a material change in the type or amount of benefits provided to the Retained Employees under the Sellers' Plans immediately prior to the Closing Date.

        (f) Effective as of the Closing Date, and subject to the other provisions of this Section 5.4, Retained Employees who are participants in the Welfare Plans shall cease to be active participants in such Plans and no further benefits shall accrue under the Welfare Plans with respect to such Retained Employees.

        Section 5.5. Executive Compensation and Benefits. The Sellers shall retain responsibility for, and shall indemnify and hold harmless the Purchaser, and from and after the Closing Date, the Companies and the Subsidiaries, from and against any and all Damages in respect of any Retained Employee arising from or relating in any way to the Long-Term Incentive Plan of the Continental Corporation and any and all Damages in respect of any Retained Employee attributable to performance periods occurring prior to the Closing Date arising from or relating in any way to The Annual Management Incentive Plan of the Continental Corporation (the "Incentive Plan") and the Sellers may pay the Retained Employees a bonus under the Incentive Plan for the 1993 performance period occurring prior to the Closing Date in an amount determined in a manner consistent with the Incentive Plan provisions. Effective on the Closing Date, the Purchaser shall, or shall cause the Companies and the Subsidiaries to, assume and be solely responsible for, and shall indemnify and hold harmless the Sellers from and against any and all Damages in respect of any Retained Employee attributable to performance periods occurring on or after the Closing Date, arising from or relating in any way to the Incentive Plan and, in the event the Sellers determine in accordance with the terms of the Incentive Plan that a bonus is payable to Retained Employees under the Incentive Plan for the 1993 performance period, the Purchaser shall, or shall cause the Companies or the Subsidiaries to, pay the Retained Employees that portion of such bonus attributable to the 1993 performance period occurring on and after the Closing Date.

        Section 5.6.  Cessation of Participation.  Except as
otherwise provided in this Article V, effective as of the Closing Date, each Canadian Retained Employee who is a participant in any CAFO Plan shall cease to be an active participant in such CAFO Plan and no further benefits shall accrue under the CAFO Plan with respect to such Canadian Retained Employee.

                                 ARTICLE VI
                            Conditions Precedent

        Section 6.1. Preamble. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares and the transactions to be consummated at the Closing hereunder shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Section 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4; provided, that the Purchaser shall be precluded from asserting that a condition set forth in this Article VI has not been satisfied by reason of any matter, fact, failure or circumstance reflected in the Sellers' Disclosure Schedule, as amended from time to time, except that this proviso shall not preclude the Purchaser from asserting that the condition set forth in Section 6.4.1 has not been satisfied due to a breach of the representation and warranty set forth in Section 2.15 by reason of any item added to, or amended in, the Sellers' Disclosure Schedule by the Sellers between the date hereof and the Closing Date.

        Section 6.2.  Conditions to Obligations of both Parties.

        6.2.1. Consents and Approvals. The waiting period under the HSR Act shall have been terminated or expired, any filing requirements under the Bank Act (Canada) in connection with the acquisition of the CAFO Shares by the Purchaser or its nominee shall have been satisfied, and each of the other governmental consents, approvals, authorizations or filings set forth in Schedule 2.2 of the Sellers' Disclosure Schedule and Schedule 3.2 of the Purchaser's Disclosure Schedule required to be made or obtained prior to Closing shall have been obtained or made (which may include, for this purpose, the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied upon).

        6.2.2. No Injunction. No court order shall have been entered that enjoins, restrains or prohibits consummation of the transactions contemplated by this Agreement or questions the validity of this Agreement, and there shall not be pending or threatened any litigation, proceeding or investigation that restrains, prohibits or prevents or, in the reasonable opinion of the Purchaser's or Continental's counsel, presents a significant risk of restraining, prohibiting or preventing, or changing the terms of or obtaining damages in connection with, the transactions contemplated by this Agreement or which otherwise would have a Material Adverse Effect.

        Section 6.3.  Conditions to Obligations of the Sellers.

        6.3.1.  Representations and Warranties of the Purchaser.
The representations and warranties in Article III shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions to the representations and warranties not qualified by a materiality standard as are not, individually or in the aggregate, material to the business, condition (financial or otherwise) or operations of the Purchaser and its subsidiaries taken as a whole. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

        6.3.2. Officer's Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its Chairman, President or a Vice President, as to the fulfillment of the conditions set forth in Section 6.3.1.

        6.3.3. Opinion of Counsel. The Sellers shall have received from Reed Smith Shaw & McClay, counsel for the Purchaser, an opinion in form and substance substantially the same as Exhibit A-1 and from General Counsel to the Purchaser, an opinion in form and substance substantially the same as Exhibit A-2.

        6.3.4  Release From Credit Support and Other Arrangements.
The Purchaser shall have (i) provided funds, from borrowings by the Companies secured by the assets of the Companies or otherwise, which, together with interest resulting from the investment thereof in appropriate governmental obligations, are sufficient to provide for the payment when due of the principal amount of the obligations of the Companies secured by any guarantees or credit support of Continental or its affiliates (other than the Companies and the Subsidiaries) plus interest thereon accruing after the Closing Date and until maturity or
(ii) in the case of the medium term notes of AFCO outstanding on the date hereof, assumed the obligations of Continental with respect thereto, as contemplated by Section 4.8.4 hereof.

        6.3.5. Third Party Consents. The Sellers shall have received all such third party approvals, consents, authorizations and waivers set forth in the Sellers' Disclosure Schedule as may be required to consummate the transactions contemplated hereby.

        6.3.6. Real Property Transfer Tax Filings. The Purchaser shall have satisfied its obligations under Section 4.4(b) required to be satisfied on or prior to the Closing Date.

        Section 6.4.  Conditions to Obligations of the Purchaser.

        6.4.1. Representations and Warranties of the Sellers. The representations and warranties in Article II shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions to the representations and warranties not qualified by a materiality standard as shall not, individually or in the aggregate, have a Material Adverse Effect. The Sellers shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

        6.4.2. Officer's Certificates. The Sellers shall have delivered to the Purchaser certificates, dated the Closing Date and signed by a President or a Vice President of each Seller, as to the fulfillment of the conditions set forth in Section 6.4.1.

        6.4.3. Opinion of Counsel. The Purchaser shall have received from Debevoise & Plimpton, counsel for the Sellers, from the General Counsel of Continental, and from Stikeman, Elliott, Canadian counsel for the Sellers, opinions in form and substance substantially the same as Exhibits B, C and D, respectively.

        6.4.4. Third Party Consents. The Purchaser shall have received all such third party approvals, consents, authorizations and waivers set forth in the Purchaser's Disclosure Schedule as may be required to consummate the transactions contemplated hereby.

        6.4.5.  Real Property Transfer Tax Filings.  Continental
Insurance shall have satisfied its obligations under Section 4.4(b) required to be satisfied on or prior to the Closing Date.

        6.4.6.  Combined Shareholders' Equity.  The Companies'
Combined Shareholders' Equity shall be not less than $46.3 million.

                                 ARTICLE VII
                               Indemnification

        Section 7.1.  Survival of Representations and Warranties.
The representations and warranties contained in Articles II and III of this Agreement shall survive until the second anniversary of the Closing Date, except for the provisions of Section 2.14, which shall survive until the expiration of the applicable statutes of limitations, including any waivers or extensions thereof. No action for indemnification under this Article VII may be brought with respect to such representations and warranties after the dates indicated in the preceding sentence unless, prior to the date such representations and warranties expire, the party seeking indemnification has notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.

        Section 7.2.  Indemnification.

        7.2.1. By the Sellers. Subject to Section 7.1, from and after the Closing, the Sellers jointly and severally agree to indemnify the Purchaser and hold the Purchaser harmless from and against any out-of-pocket loss, liability or damage (including reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") incurred or sustained by the Purchaser as a result of the nonfulfillment of any agreement (including, without limitation, Section 4.7) or the breach of any representation or warranty on the part of the Sellers under this Agreement; provided that there shall not be any duplicative payments or indemnities by any of the Sellers. The Purchaser's right to indemnity under this Section
7.2.1 shall include, by example and without limitation, any out-of-pocket loss, liability or damage (including reasonable attorney's fees and others costs and expenses) incurred or sustained by the Purchaser with respect to the property described in Section 4.8.5 hereof.

        The Purchaser's rights to indemnification under this Article VII shall be limited as follows:

        (a) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount of the Tax Benefits actually realized by the Purchaser or the Companies by reason of such loss, liability or damage.

        (b) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount the Purchaser or any of the Companies or the Subsidiaries recover (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use reasonable efforts to effect any such recovery.

        (c) Except for any liability or obligation with respect to federal, state, local and foreign income Taxes which relate to periods ending on or prior to the Closing Date, the Purchaser shall be entitled to indemnification only to the extent that the aggregate amount of such Damages exceeds an amount equal to (i) $3,500,000 less
(ii) amounts up to $3,500,000 actually paid by the Purchaser, a Company or any Subsidiary in respect of any matter reflected in any amendment made to the Sellers' Disclosure Schedule after the date hereof, and then only to the extent the aggregate amount of such Damages exceeds such amount.

        (d) The Sellers' liability under this Section 7.2.1 shall not exceed $100 million.

        7.2.2. By the Purchaser. Subject to Section 7.1, from and after the Closing, the Purchaser agrees to, and agrees to cause the Companies to, indemnify the Sellers and hold them harmless from and against any Damages incurred or sustained by any of the Sellers as a result of the nonfulfillment of any agreement (including, without limitation, Section 4.7) or the breach of any representation or warranty on the part of the Purchaser under this Agreement; provided that there shall not be any duplicative payments or indemnities by the Purchaser.

        The Sellers' rights to indemnification under this Article
VII shall be limited as follows:

        (a) The amount of any Damages incurred by the Sellers shall be reduced by the net amount of the tax benefits actually realized by the Sellers by reason of such loss, liability or damage.

        (b) The amount of any Damages incurred by the Sellers shall be reduced by the net amount the Sellers recover (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such loss, liability or damage, and the Sellers shall use reasonable efforts to effect any such recovery.

        (c) The Sellers shall be entitled to indemnification under this Section 7.2.2 only to the extent that the aggregate amount of such Damages exceeds $3,500,000, and then only to the extent the aggregate amount of such Damages exceeds $3,500,000.

        (d) The Purchaser's liability under this Section 7.2.2 shall not exceed $100 million.

        7.2.3. Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing of the claim or the commencement of such action. If any such claim shall be brought against such Indemnitee, it shall notify such Indemnitor thereof, the Indemnitor shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise any such claim or action; provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this
Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor which consent shall not be unreasonably withheld. The parties hereto agree to render to each other such assistance as may reasonably be requested in order in insure the proper and adequate defense of any such claim or proceeding. This Section 7.2.3 shall not apply with respect to audits and other proceedings with respect to Taxes, which shall be governed by Section 4.7.

        7.3. Continental Guaranty. (a) Continental hereby guarantees to the Purchaser the prompt payment in full when due of all payment obligations of the Sellers to the Purchaser under Sections 1.3, 4.4, 4.6, 4.7, 5.2, 5.4, 5.5, 5.6 and 7.2 of this
Agreement (the payment obligations guaranteed hereunder being herein collectively called the "Guaranteed Obligations" and individually a "Guaranteed Obligation"), in accordance with the terms of this Agreement. Subject to the proviso set forth in paragraph (b) below, Continental hereby further agrees that if the Sellers shall fail to pay in full when due any of the Guaranteed Obligations, Continental will pay the same, without demand or notice whatsoever.

        (b) Continental's obligations under this Agreement are absolute, unconditional and irrevocable, irrespective of (i) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations made in accordance with the terms of this Agreement, (ii) any extension of time for performance or waiver of performance of any Guaranteed Obligation, or any failure or omission to enforce any right with regard to, any of the Guaranteed Obligations, (iii) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations or (iv) any other circumstance with regard to any of the Guaranteed Obligations that may or may not in any manner constitute a legal or equitable discharge or defense of a surety or a guarantor, it being the intent hereof that the obligations of Continental shall be absolute and unconditional under any and all circumstances; provided, that Continental's obligation shall be subject to, and Continental shall have the right to raise, any defenses available to the Sellers other than any such defenses available under any bankruptcy, insolvency, rehabilitation, conservation, reorganization or other similar laws applicable to any Seller.

        (c) Continental hereby expressly waives diligence, presentment, demand, protest and all notices whatsoever with regard to any of the Guaranteed Obligations, any requirement that the Purchaser exhaust any right, power or remedy or proceed against either Seller or, subject to Section 7.2.1(b), any other person under this Agreement and any and all other events and circumstances, whether similar or dissimilar to any of the above, which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against Continental, excepting only full, strict and indefeasible payment of the Guaranteed Obligations.

        (d) The guaranty of Continental hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Sellers is rescinded or must be otherwise restored by the Purchaser, whether as a result of any proceedings in bankruptcy, reorganization or otherwise.

        (e) This guaranty shall continue in full force and effect and be binding upon Continental and its successors notwithstanding the liquidation, dissolution, bankruptcy of, or any like event with respect to, any other party liable upon or in respect of any Guaranteed Obligation.



                                ARTICLE VIII
                             Dispute Resolution

        Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. The arbitration shall be held in New York, New York and, except to the extent inconsistent with this Article VIII, shall be conducted in accordance with the rules of the American Arbitration Association in effect at the time of the arbitration. The arbitration proceedings, all documents and all testimony, written or oral, produced in connection therewith, and the arbitration award shall be confidential. The arbitration panel shall consist of three arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its demand (the "Demand"). The other party (the "Respondent") shall appoint its arbitrator within 30 days of receipt of the Demand and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 45 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, either party may request the then President of the American Arbitration Association to appoint the third arbitrator. The President of the American Arbitration Association shall appoint the third arbitrator within 30 days after such request and shall notify the parties of the appointment. The third arbitrator shall act as chairman of the tribunal. The arbitral award may grant any relief deemed by the arbitrators to be just and equitable, including, without limitation, specific performance; provided that in no event shall an award for monetary damages, together with all other awards or payments made hereunder or under Article VII by the Sellers or the Purchaser exceed $100 million. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements. Any award rendered may be confirmed, judgment upon any award rendered may be entered, and such award of the judgment thereon may be enforced in any court of any state or country having jurisdiction over the parties and/or their assets. Both parties shall continue to perform their obligations under this Agreement during the pendency of any arbitration provided for by this Section.

                                 ARTICLE IX
                                 Definitions

        Certain defined terms used herein are defined in the text of the sections of this Agreement set forth below:

Defined Term                          Section

"Adjusted Payment Amount"             1.3(f)
"AFCO"   1.1
"AFCO Shares"                         1.1
"Bridge Period"                       4.7.3
"CAFO"   1.1
"CAFO Shares"                         1.1
"Claimant"                            Article VIII
"Closing"                             1.2
"Closing Date"                        1.2
"Closing Date Purchase Price"         1.2(b)
"Companies"                           1.1
"Continental"                         Preamble
"Continental Insurance"               Preamble
"Continental Payee"                   1.3
"Continental Reinsurance"             Preamble
"Damages"                             7.2.1
"Demand" Art. VIII
"ERISA"  2.10.1
"ERISA Affiliate"                     2.10.2
"Final Interest Amount"               1.3(f)
"Final Payment"                       1.3(b)
"Final Notice"                        1.3(g)
"HSR Act"                             2.2(b)
"Indemnitee"                          7.2.3
"Interim Interest Amount"             1.3(d)
"Interim Notice"                      1.3(g)
"Notional Amount"                     1.3(a)
"Objection Notice"                    1.3(h)
"Pension Plans"                       2.10.1
"Plans"  2.10.1
"Provisional Interest Payment"        1.3(c)
"Provisional Payment Amount"          1.3(d)
"Purchaser"                           Preamble
"Respondent"                          Article VIII
"Retained Employee"                   5.1
"Review Period"                       1.3(h)
"Sellers"                             Preamble
"Sellers' Period"                     4.7.3
"Shares" 1.1
"Subsidiary"                          2.5(a)
"Term Year"                           1.3(a)
"Welfare Plans"                       5.4(a)

        In addition, as used herein, the following terms have the following meanings:

        "AFCO Financial Statements" shall mean the audited financial statements of AFCO as of December 31, 1991 and 1992 and for the years then ended, including consolidated balance sheets, consolidated statements of income and retained earnings, and consolidated statements of cash flows, together with the notes to such financial statements and the report thereon of KPMG Peat Marwick, and the AFCO Interim Statements.

        "AFCO Interim Statements" shall mean the unaudited consolidated balance sheet, consolidated statement of income and retained earnings and consolidated statement of cash flows of AFCO as of March 31, 1993 and for the comparable periods for 1992.

        "Business" shall mean the business, activities, interests, assets and properties of the Companies and the Subsidiaries taken as a whole.

        "CAFO Financial Statements" shall mean the audited financial statements of CAFO as of December 31, 1991 and 1992 and for the years then ended, including a balance sheet, a statement of earnings and retained earnings, and a statement of changes in financial position, together with the notes to such financial statements and the report thereon of Peat Marwick Thorne, and the CAFO Interim Statements.

        "CAFO Interim Statements" shall mean the unaudited balance sheet, statement of earnings and retained earnings and statement of changes in financial position of CAFO as of March 31, 1993 and for the comparable periods for 1992.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Companies' Combined Shareholder's Equity" shall mean, as of any date of determination, the aggregate combined shareholder's equity of AFCO and CAFO, after eliminating (i) all intercompany transactions among the Companies, and (ii) all liabilities and reserves for Taxes that are required to be borne by Continental pursuant to Section 4.7.1; provided that the Companies' Combined Shareholders' Equity shall not be increased by the amount of any write-off by Continental of receivables or other indebtedness due from the Companies or their Subsidiaries in respect of overhead and other corporate charges for services provided by Continental to the Companies or the Subsidiaries. For purposes of computing Companies' Combined Shareholder's Equity, the Companies' liability for Taxes with respect to any Sellers' Period that are not required to be borne by Continental pursuant to Section 4.7.1, shall be determined using the method provided in Section 4.7.3.

        "Companies' Financial Statements" shall mean the AFCO
Financial Statements and the CAFO Financial Statements.

        "Companies' Interim Statements" shall mean the AFCO
Interim Statements and the CAFO Interim Statements.

        "Confidential Memorandum" shall mean the Confidential
Memorandum prepared by Lazard, Freres & Co. with respect to the Companies.

        "Confidentiality Agreement" shall mean the letter agreement, dated February 17, 1993, between Mellon Bank Corporation and Continental with respect to the confidentiality of the Confidential Memorandum and certain other information.

        "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise) or operations of the Companies and their Subsidiaries, taken as a whole.

        "Origination Volume" shall mean, for any period of determination, the gross amount of insurance premiums payable under all insurance policies financed by the Companies and the Subsidiaries during such period of determination. For purposes of performing this calculation, any premiums payable in Canadian dollars or other foreign currency shall be converted into U.S. dollars at an exchange rate equal to an average of the applicable exchange rates quoted in The Wall Street Journal on the last business day of each calendar month occurring during such period of determination.

        "Present Value of the Notional Amounts" shall mean the net present value, discounted at an annual rate of 12% and calculated as of the Closing Date, of a revenue stream consisting of the Notional Amounts for each of the five Term Years following the Closing Date.

        "Projected Present Value of the Notional Amounts" shall mean the net present value, discounted at an annual rate of 12% and calculated as of the Closing Date, of a hypothetical revenue stream consisting of the Notional Amounts for each of the five Term Years following the Closing Date, assuming growth rates in Origination Volume for each of the Term Years equal to the arithmetical mean of the actual growth rates in Origination Volume experienced over the first three Term Years.

        "Purchaser's Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Purchaser on the date hereof. Section numbers in the Purchaser's Disclosure Schedule refer to the corresponding section numbers in this Agreement. Matters set forth in one section of the Purchaser's Disclosure Schedule need not be set forth in any other section thereof.

        "Sellers' Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Sellers, as amended from time to time in accordance with Section 6.1 hereof. Section numbers in the Sellers' Disclosure Schedule refer to the corresponding section numbers in this Agreement. Matters set forth in one section of the Sellers' Disclosure Schedule need not be set forth in any other section thereof.

        "Short Taxable Year" shall mean a Taxable Year or taxable period of any of the Companies or any Subsidiary which begins before the Closing Date and ends on the Closing Date as a result of the transactions contemplated in this Agreement.

        "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, backup withholding taxes, unemployment insurance taxes, social security taxes, sale and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, capital stock taxes, taxes on services, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

        "Tax Benefit" or "Tax Cost" shall mean the amount of Tax savings or cost realized as a result of an item by the Companies or the Subsidiaries, the Purchaser, the Sellers, or any of their affiliates as the case may be, equal to the difference between (i) the actual Taxes of such taxpayer without giving effect to the item at issue and (ii) the actual Tax liability of such taxpayer after giving full effect to such Adjustment. A Tax Benefit shall be deemed to be realized at the earlier of (i) the time that either a refund or a credit for refund is received as a result of such Tax Benefit or (ii) the Tax liability of the taxpayer is offset or otherwise reduced and a Tax Return reflecting such Tax Benefit is filed. A Tax Cost shall be deemed paid at the earlier of (1) the time that additional taxes are actually paid as a result of such Tax Cost or (2) the time of the filing of any Tax Return that reflects such Tax Cost.

        "Tax Return" shall mean any return, report, filing, estimate, declaration, or information statement related to, or required to be filed in connection with, any Tax pursuant to statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

        "Taxable Year" shall mean any taxable year or other period which is treated as a taxable year (including any Short Taxable Year) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.


                                  ARTICLE X
                             General Provisions

        Section 10.1. Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

        Section 10.2. Entire Agreement. This Agreement supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof (including, without limitation, the Confidential Memorandum), except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

        Section 10.3.  Termination.  This Agreement may be
terminated:

        (a)at any time prior to the Closing Date by mutual consent of the Purchaser, Continental and the Sellers; or

        (b) by the Purchaser, Continental or the Sellers, if the Closing shall not have taken place on or before December 31, 1993 or such later date as the parties shall have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination.

        Section 10.4. Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

        Section 10.5. Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

        Section 10.6. Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Sellers, permit the Sellers and their representatives full access at all reasonable times to the books and records of the Companies and the Subsidiaries which shall have been transferred to the Purchaser and the Purchaser shall execute (and shall cause the Companies and the Subsidiaries to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports relating to the Company. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without Continental's prior written consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days prior written notice to Continental, unless Continental agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

        Section 10.7. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery;

         if to the Sellers:

         The Continental Corporation
         180 Maiden Lane
         New York, NY  10038
         Attention:  General Counsel

         with a copy to:

         The Continental Corporation
         180 Maiden Lane
         New York, NY  10038
         Attention:  Wayne H. Fisher

         if to the Purchaser:

         Mellon Bank Corporation
         One Mellon Bank Center
         Pittsburgh, PA 15258

         Attention: Martin G. McGuinn

         with copies to:

         Mellon Bank Corporation
         One Mellon Bank Center
         Pittsburgh, PA 15258

         Attention: Assistant General Counsel

         and

         Mellon Bank Corporation
         One Mellon Bank Center
         Pittsburgh, PA 15258

         Attention: Chief Financial Officer

         or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

        Section 10.8.  Assignment.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by Continental, any of the Sellers or by the Purchaser, without the prior written consent of the Purchaser or Continental and the Sellers, respectively; provided, that no such consent shall be required in connection with an assignment by the Purchaser to any affiliate thereof if in connection with such assignment the Purchaser agrees, on terms reasonably satisfactory to the Sellers, to guaranty or otherwise remain liable for such affiliate's obligations hereunder.

        Section 10.9.  Counterparts.  This Agreement may be
executed in counterparts, both of which shall constitute one and the same instrument.

        Section 10.10.  Headings.  The article and section
headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

        Section 10.11.  Governing Law.  This Agreement shall be
construed, performed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

         THE CONTINENTAL CORPORATION



         By /s/  Wayne H. Fisher
         Title:  Executive Vice President


         THE CONTINENTAL INSURANCE
           COMPANY



         By /s/  Wayne H. Fisher
         Title:  Senior Vice President


         CONTINENTAL REINSURANCE
           CORPORATION



         By /s/  Wayne H. Fisher
         Title:  Senior Vice President


         MELLON BANK CORPORATION



         By /s/  Martin G. McGuinn
         Title:  Vice Chairman